Exhibit 99.3 Press release issued by Louisiana Pacific Corporation on November 7, 2011 regarding appointment of Curtis M Stevens as Chief Operating Officer and Sallie B. Bailey as Chief Financial Officer.

LP Names Stevens COO, Appoints Sallie Bailey CFO

LP Board Approves Changes Effective December 5, 2011

NASHVILLE, Tenn. (Nov. 7, 2011) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today announced that Executive Vice President Curt Stevens, LP's chief financial officer (CFO) since 1997, will move into the interim position of executive vice president and chief operating officer (COO), newly created by the LP board of directors for the purpose of implementing its orderly management succession plan. Sallie B. Bailey will join LP as executive vice president and chief financial officer.

On Dec. 5, Stevens will become responsible for the company's sales and marketing, operating units and support functions while Bailey will oversee financial matters. Both will report to Chief Executive Officer Rick Frost.

“LP will continue to benefit from Curt's experience and deep knowledge of LP in his role as chief operating officer,” Frost said. “We are also very fortunate that someone of Sallie's caliber and experience has chosen to join the LP team as CFO.”

Stevens is a Certified Public Accountant and holds a bachelor of science in economics and an MBA with a concentration in finance from the University of California at Los Angeles. He is also a member of the board of directors for Quanex Building Products Corp (NYSE: NX).

Bailey has held a variety of senior finance roles including CFO at Ferro Corporation (NYSE: FOE) from 2007 -2010, and senior vice president, finance and controller, with Timken Corporation (NYSE: TKR).

Bailey is a Certified Public Accountant and holds a bachelor of arts in economics and German from Wellesley College and an MBA in accounting and finance from the University of Chicago.

About LP
Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. For more information, visit www.lpcorp.com.